December 8, 2021
VIA EMAIL

Dear Doug:

You are being offered the position of Chief Operating Officer (“COO”) of iRhythm Technologies, Inc. (the “Company”), which is in addition to your current role as Chief Financial Officer (“CFO”). This position will report to the Chief Executive Officer of the Company (the “CEO”) and the terms below will be effective as of December 1, 2021 (the “Effective Date”). Please note that, as always, the Company may modify job titles, salaries, and benefits from time to time as it deems necessary.

Base Pay Rate
Your base pay rate will be $500,000 annually, which will be earned and payable in accordance with the Company’s payroll policy.

Bonus
You will continue to be eligible to earn an annual cash bonus with a target value of 60% of your actual base salary earnings for the applicable year, based on achieving performance objectives established by the Board in its sole discretion and payable upon achievement of those objectives as determined by the Board. If any portion of such bonus is earned, it will be paid when practicable after the Board determines it has been earned, subject to you remaining employed with the Company through the payment date. Additionally, your annual bonus opportunity will be prorated if you are not employed through the entirety of the applicable quarter to which such opportunity relates. Your annual bonus opportunity will be subject to review and adjustment based upon the Company’s normal performance review practices.

Benefits and Severance
As a full-time employee, you will continue to be eligible to participate in the Company’s standard benefit plans as in effect from time to time, on the same basis as those benefit plans are generally made available to other similarly situated executives of the Company. Such benefit plans are subject to change, and may be supplemented, altered, or eliminated, in part or entirely. Any eligibility to participate in such benefits plans, as well as the terms thereof, shall be as set forth in the governing documents for such plans, or there are no such governing documents, in the Company’s policies. Similarly, you will continue to be eligible to receive severance benefits pursuant to the terms of the Company’s Change in Control and Severance Policy (the “Severance Policy”), and any benefit eligibility will be calculated by reference to the Tier 2 eligibility standards set forth in the Severance Policy.

Proprietary Information and Inventions Agreement
As an employee of the Company, you will continue to have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions that will be the property of the Company. To protect the interests of the Company, your acceptance of this letter reaffirms that the terms of the Company’s At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement that you executed on June 9, 2020 (the “Confidentiality Agreement”) continue to be in effect.

At-Will Employment
As always, you should be aware that your employment with the Company is for no specified period and constitutes at-will employment, and nothing in this letter constitutes a promise of continued employment for any length of time.

Entire Agreement and Enforcement
This letter, the Severance Policy and the Confidentiality Agreement supersede and replace any prior agreements, representations or understandings (whether written, oral, implied or otherwise) between you and the Company, and constitute the complete agreement between you and the Company regarding the subject matter set forth herein. The validity, interpretation, construction and performance of this letter shall be governed by the laws of the State of California without regard to the principles of conflict of laws thereof.

Acknowledgement
You acknowledge that you have had the opportunity to discuss this letter with and obtain advice from your private attorney, have had sufficient time to, and have carefully read and fully understand all the provisions of this letter, and are knowingly and voluntarily entering into this letter.

Acceptance
To accept the Company's offer of the COO position in addition to your role as CFO, please sign and date this letter in the space provided below. Upon execution, your appointment to this position pursuant to the terms of this letter will be effective as of the Effective Date. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by the CEO and you.

Sincerely,

    /s/ Quentin Blackford
Quentin Blackford
President & Chief Executive Officer

Agreed to and accepted:

Signature:     /s/ Douglas J. Devine

Printed Name:     Douglas J. Devine

Date:     December 9, 2021